Exhibit 10.25

Executive Officer Summary Compensation Sheet

The annual base salaries for our executive officers for 2006 are as follows:

Executive Officer	Annual Base Salary

Randall A. Lipps – President, Chief Executive Officer, and Chairman of the Board of Directors	$407,000

James T. Judson – Vice President and Interim Chief Financial Officer	$240,000

Robin G. Seim – Executive Vice President of Finance	$220,000

Gary E. Wright – Executive Vice President of Sales, Marketing and Business Development	$304,000

J. Christopher Drew – Executive Vice President of Operations	$280,000

John G. Choma – Senior Vice President of Human Resources, Employee Learning and Performance	$175,000

Dan S. Johnston – Senior Vice President and General Counsel	$214,000

Renee M. Luhr – Vice President of Sales	$200,000